Exhibit 5.1

December 14, 2006	Glen Y. Sato
Affymax, Inc. 4001 Miranda Avenue Palo Alto, CA 94304	T: (650) 843-5502 gsato@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Affymax, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission covering an underwritten public offering of up to 4,255,000 shares of common stock, par value $0.001, including 555,000 shares of common stock for which the underwriters have been granted an over-allotment option (the "Shares").

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Company's registration statement on Form S-1, Securities and Exchange Commission File No. 333-136125 and the Company's Amended and Restated Bylaws, filed as Exhibit 3.5 to the same registration statement, each of which shall be in effect upon the closing of the offering contemplated by the registration statement on Form S-1, Securities and Exchange Commission File No. 333-136125 and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ GLEN Y. SATO Glen Y. Sato